Exhibit 99.1

News Release

STFC

FOR IMMEDIATE RELEASE

CONTACTS	Terrence Bowshier	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5078	(614) 917-5497

State Auto Financial Reports Second Quarter 2007 Results

•	Quarterly earnings of $0.56 per share

•	Quarterly GAAP combined ratio of 96.7

•	Return on Equity of 15.7%

•	Book value per share increased to a record high of $21.17

Columbus, Ohio (July 24, 2007)—State Auto Financial Corporation (NASDAQ: STFC) today reported second quarter 2007 net income of $23.4 million, or $0.56 per diluted share, versus $4.1 million, or $0.10 per diluted share, for the second quarter of 2006. Net income from operations* per diluted share for the second quarter 2007 was $0.51, versus $0.08 for the same 2006 period.

STFC’s GAAP combined ratio for the quarter was 96.7 versus 107.1 for the second quarter of 2006. Catastrophe losses accounted for 8.2 points of the total 63.3 loss ratio points, or $20.7 million, during the second quarter this year, compared to 23.3 points of the total 75.6 loss ratio points, or $59.8 million, for the same period in 2006. STFC’s second quarter 2007 revenue was $278.7 million versus $280.0 million for the same period in 2006.

Revenue for the first six months of 2007 was $554.2 million, versus $556.8 million for the same 2006 period. For the first six months of 2007, net income was $54.2 million, or $1.30 per diluted share, compared to $44.3 million or $1.07 per diluted share, for the same 2006 period. The GAAP combined ratio for the first six months of 2007 was 94.0, as compared to 95.5 for the same period in 2006. STFC’s book value per share increased to a new high of $21.17 per share as of June 30, 2007. Return on stockholders’ equity for the twelve months ended June 30, 2007 was 15.7% compared to 11.9% for the twelve months ended June 30, 2006.

“We are reporting yet another profitable quarter for STFC. Our 96.7 combined ratio—in the face of catastrophe losses and an uncharacteristic performance in workers compensation—underscores the strength of our core business,” said STFC Chairman, President and CEO Bob Restrepo. “I am especially pleased with the performance of our largest line, standard private passenger auto, which returned to a more State Auto-like loss ratio.”

“STFC’s premium production continues to trend upward, buoyed by strong new business and excellent retention. Sales results in new markets, a record book value, implementation of promised on-line services for agents and consumers, and the strong core underwriting performance combine to affirm the company’s profitable growth strategies,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 29 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The company is one of only 98 NASDAQ listed companies to be named a 2007 Mergent Dividend Achiever for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security and Meridian Citizens Mutual. Other State Auto affiliated companies include Beacon National Insurance. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found at www.STFC.com and www.StateAuto.com.

*	Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.05 per diluted share for the second quarter and $0.07 for 2007 year to date versus $0.02 and $0.01 for the same 2006 periods.

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STFC has scheduled a conference call with interested investors for Tuesday, July 24, 10:00 a.m. Eastern time to discuss the company’s second quarter 2007 performance. Live and archived broadcasts of the call can be accessed on www.STFC.com. A replay of the call can be heard beginning at noon, July 24, by calling 1-888-562-7244. Supplemental schedules detailing the company’s second quarter 2007 financial, sales and underwriting results are made available on www.STFC.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per share amounts)	2007	2006	2007	2006
Net premiums written	$267.6	$267.7	$515.1	$516.8

Earned premiums	253.3	256.7	505.2	512.8
Net investment income	20.6	20.6	41.9	41.0
Net realized gain on investments	3.6	1.4	4.7	0.5
Other income	1.2	1.3	2.4	2.5

Total revenue	278.7	280.0	554.2	556.8

Income (loss) before federal income taxes	28.9	(0.2)	69.7	56.5
Federal income tax expense (benefit)	5.5	(4.3)	15.5	12.2

Net income	$23.4	$4.1	$54.2	$44.3

Earnings per share:
- basic	$0.57	$0.10	$1.32	$1.09
- diluted	$0.56	$0.10	$1.30	$1.07

Earnings per share from operations (A):
- basic	$0.51	$0.08	$1.24	$1.08
- diluted	$0.51	$0.08	$1.23	$1.06

Weighted average shares outstanding:
- basic	41.1	40.8	41.1	40.7
- diluted	41.8	41.6	41.8	41.5

Book value per share	$21.17	$19.25

Dividends paid per share	$0.10	$0.09	$0.20	$0.18

Total shares outstanding	41.2	40.9

GAAP ratios:
Loss and LAE ratio	63.3	75.6	60.1	62.7
Expense ratio	33.4	31.5	33.9	32.8

Combined ratio	96.7	107.1	94.0	95.5

(A) Net income from operations:
Net income	$23.4	$4.1	$54.2	$44.3
Less net realized gains on investments, less applicable federal income taxes	2.3	0.9	3.1	0.3

Net income from operations	$21.1	$3.2	$51.1	$44.0